Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Early Results of Tender Offers

YORK, Pa.--(BUSINESS WIRE)--May 28, 2013--The Bon-Ton Stores, Inc. (NASDAQ: BONT) (the “Company”) today announced the interim results of the previously announced cash tender offers by The Bon-Ton Department Stores, Inc., a wholly-owned subsidiary of the Company (“Bon-Ton”), for any and all of its outstanding 10¼% Senior Notes due 2014 (CUSIP Nos 09776NAB8 and 09776NAA0, ISIN USU09818AA04) (such notes, the “2014 Notes”) (such offer, the “2014 Notes Offer”) and up to $223 million of its 10 ⅝% Senior Secured Notes due 2017 (CUSIP Nos 09776NAD4 and 09776NAC6, ISIN USU09818AB86) (such notes, the “2017 Notes” and, together with the 2014 Notes, the “Notes”) (such offer, the “2017 Notes Offer” and, together with the 2014 Notes Offer, the “Offers”), upon the terms and conditions set forth in the Offer to Purchase dated May 13, 2013.

As of 5:00 p.m., New York City time, on May 24, 2013 (the “Early Tender Time”), $29.3 million in aggregate principal amount of the 2014 Notes, or approximately 42.5% of the 2014 Notes outstanding, had been validly tendered and not withdrawn, and $187.7 million in aggregate principal amount, or approximately 56.9% of the 2017 Notes outstanding, had been validly tendered and not withdrawn. Pursuant to the terms and conditions of the Offers, Bon-Ton has accepted for purchase and paid for all Notes validly tendered (and not validly withdrawn) prior to the Early Tender Time, and holders of Notes (“Holders”) who tendered such Notes received $1,006.25 per $1,000 in principal amount of Notes, plus accrued and unpaid interest to, but not including, today.

Each Offer is scheduled to expire at 12:00 midnight, New York City time, on June 10, 2013 (unless extended) (the “Expiration Time”). Holders who validly tender their Notes after the Early Tender Time but on or before the Expiration Time will be eligible to receive the “Tender Offer Consideration” of $976.25 per $1,000 principal amount of the 2014 Notes tendered or $976.25 per $1,000 principal amount of the 2017 Notes tendered, as applicable. Holders whose Notes are accepted for payment in the Offers after the Early Tender Time will also receive accrued and unpaid interest up to, but not including, the final settlement date.

Tendered Notes may no longer be withdrawn. Any extension, delay, termination or amendment of the Offers will be followed as promptly as practicable by a public announcement thereof.

Bon-Ton also announced today that it has given irrevocable notices of redemption for (i) all 2014 Notes not tendered prior to the Early Tender Time and accepted for payment today and (ii) $85 million in aggregate principal amount of 2017 Notes. Such notices specified that the Notes called for redemption will be redeemed at 100.000% of their principal amount plus accrued and unpaid interest, on June 27, 2013.

BofA Merrill Lynch is acting as sole dealer manager for the Offers. For additional information regarding the terms of the Offers, please contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect). Requests for documents may be directed to D.F. King & Co., Inc., which is acting as the tender and information agent for the Offers, at (800) 848-3416 (toll-free) or (212) 269-5550.

None of the Company, Bon-Ton, the dealer manager or the tender and information agent make any recommendations as to whether Holders should tender their Notes pursuant to the Offers, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Notes, and, if so, the principal amount of Notes to tender.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell Notes or other securities, nor shall there be any purchase of Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Offers are being made solely by the Offer to Purchase dated May 13, 2013. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of concurrently offered securities will be made only by means of a private offering circular.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson's, Elder-Beerman, Herberger's and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com